BANK OF AMERICA

Bank of America Reports Record Quarterly Earnings of $7.3 Billion, EPS $0.70

17th Consecutive Quarter of Positive Operating Leverage

1Q19 Financial Highlights[1]

- Net income of $7.3 billion rose 6%, driven by continued strong operating leverage
- Diluted earnings per share of $0.70 rose 13%
- Pretax income of $8.8 billion rose 4%
- Revenue, net of interest expense, remained relatively stable at $23.0 billion
  - Higher net interest income (NII) from increased interest rates and loan and deposit growth, more than offset by lower noninterest income[(A)]
- Net interest yield (FTE basis) of 2.51%, up 9 bps[(A)]
- Provision for credit losses increased $179 million to $1.0 billion
  - Net charge-off ratio increased 3 bps to 0.43%
- Noninterest expense declined $618 million, or 4%, to $13.2 billion; efficiency ratio improved to 57%
- Average loan and lease balances in business segments rose $33 billion, or 4%, to $897 billion
  - Consumer loans up 3%; commercial loans up 4%
- Average deposit balances rose $63 billion, or 5%, to $1.4 trillion
- Repurchased $6.3 billion in common stock and paid $1.5 billion in common dividends
  - Returned 112% of net income available to common shareholders

1Q19 Business Segment Highlights[1,2]

Consumer Banking

- Net income rose 25% to $3.2 billion
- Loans up 5% to $292 billion
- Deposits up 3% to $697 billion
- Consumer Investment Assets up 16% to $211 billion
- Efficiency ratio improved to 45%
- 27.1 million active mobile banking users

Global Wealth & Investment Management

- Net income rose 14% to $1.0 billion
- Pretax margin increased to 29%
- Total client balances of $2.8 trillion
- Loans up 3%; deposits up 8%
- Record net new Merrill Lynch households, up 85%

Global Banking

- Net income rose 2% to $2.0 billion
- Firmwide investment banking fees of $1.3 billion (excludes self-led)
- Loans increased 5% to $370 billion
- Deposits increased 8% to $349 billion
- Efficiency ratio improved to 44%

Global Markets

- Sales and trading revenue of $3.5 billion, including net debit valuation adjustment (DVA) losses of $90 million
- Excluding net DVA, sales and trading revenue down 13% to $3.6 billion[(B)]
  - Equities down 22% to $1.2 billion[(B)]
  - FICC down 8% to $2.4 billion[(B)]

CEO Commentary: "Our diverse business mix and commitment to responsible growth drove record quarterly earnings. Economic growth and consumer activity in the U.S. continue to be solid, businesses of every size are borrowing and driving the economy, and asset quality is strong. It was a challenging capital markets environment but our team and platform are optimized to serve clients and generate stable revenues across a range of market conditions over time. We reduced expenses by four percent from the first quarter of 2018, contributing to the seventeenth consecutive quarter of positive operating leverage. We are well positioned for continued solid results the right way. And we are building on that. We'll add 350 financial centers in new and existing markets by 2021. Our network will provide coverage for more than 90 percent of the U.S. population. We continue to share success: We will raise the minimum starting pay in our company to $20 over the next twenty-four months; we'll help 20,000 low-to-moderate income clients become homeowners; and we extended our Environmental Business Initiative to $300 billion over 10 years to help create a low-carbon sustainable future. We serve by asking the simple question to customers, employees, and communities: 'What would you like the power to do?'. We listen to them and serve them with a team that is second to none." — **Brian Moynihan, Chairman and Chief Executive Officer**

Financial Highlights[3]	**Three months ended**		
($ in billions, except per share data)	**3/31/2019**	**12/31/2018**	**3/31/2018**
Total revenue, net of interest expense	**$23.0**	$22.7	$23.1
Net income	**$7.3**	$7.3	$6.9
Diluted earnings per share	**$0.70**	$0.70	$0.62
Return on average assets	**1.26%**	1.24%	1.21%
Return on average common shareholders' equity	**11.42**	11.57	10.85
Return on average tangible common shareholders' equity[4]	**16.01**	16.29	15.26
Efficiency ratio	**57**	58	60

See page 10 for endnotes.

[1] Financial Highlights and Business Segment Highlights compare to the year-ago quarter unless noted. Loan and deposit balances are shown on an average basis unless noted.
[2] The Corporation reports the results of operations of its four business segments and All Other on a fully taxable-equivalent (FTE) basis.
[3] Results for 1Q19 presented in this release reflect certain financial reporting changes and reclassifications that were effective January 1, 2019, as disclosed in a Current Report on Form 8-K filed on April 1, 2019. Results for 2018 periods presented in this release have been updated to reflect the changes and reclassifications to conform to current period presentation.
[4] Represents a non-GAAP financial measure. For additional information, see endnote C on page 10 and reconciliation on page 17.

1

BANK OF AMERICA

CFO Commentary: "The strength of our balance sheet allowed us to return our record earnings and additional excess capital to shareholders. We repurchased $6.3 billion in common stock and paid $1.5 billion in common dividends. Those repurchases contributed to a 13 percent increase in EPS compared with the first quarter of 2018 while book value per share increased eight percent. Our diluted share count now has been reduced by 1.5 billion shares in the past four years." — **Paul M. Donofrio, Chief Financial Officer**

Consumer Banking

Financial Results[1]

- Net income of $3.2 billion, up $642 million or 25%
- Revenue increased $652 million, or 7%, to $9.6 billion. NII increased $629 million, or 10%, driven by higher interest rates and deposit and loan growth
- Provision for credit losses increased $39 million to $974 million
  - Net charge-offs increased due to credit card portfolio seasoning
  - Net charge-off ratio was 1.28% compared to 1.27%
- Noninterest expense decreased $189 million, or 4%, to $4.4 billion as investments for business growth were more than offset by improved productivity and lower FDIC expense

	Three months ended		
($ in millions)	**3/31/2019**	**12/31/2018**	**3/31/2018**
Total revenue[2]	**$9,632**	$9,963	$8,980
Provision for credit losses	**974**	915	935
Noninterest expense	**4,359**	4,442	4,548
Pretax income	**4,299**	4,606	3,497
Income tax expense	**1,053**	1,173	893
Net income	**$3,246**	$3,433	$2,604

[1] Comparisons are to the year-ago quarter unless noted.
[2] Revenue, net of interest expense.

Business Highlights[1,2]

- Average deposits grew $23 billion, or 3%; average loans grew $13 billion, or 5%
- Consumer Investment Assets grew $29 billion, or 16%, to $211 billion, driven by strong client flows and market performance
- 15 new financial centers opened in 1Q19
- Digital usage continued to grow
  - 27.1 million active mobile banking users, up 9%
  - Digital sales were 27% of all Consumer Banking sales
  - 1.5 billion mobile logins in 1Q19
  - 5.4 million active Zelle® users, up 2.7x since launch in June 2017
- Efficiency ratio improved to 45% from 51%

	Three months ended		
($ in billions)	**3/31/2019**	**12/31/2018**	**3/31/2018**
Average deposits	**$696.9**	$686.8	$674.4
Average loans and leases	**292.3**	289.9	279.6
Consumer Investment Assets (EOP)	**210.9**	185.9	182.1
Active mobile banking users (MM)	**27.1**	26.4	24.8
Number of financial centers	**4,353**	4,341	4,452
Efficiency ratio	**45%**	45%	51%
Return on average allocated capital	**36**	37	29
Total U.S. Consumer Credit Card[2]			
Average credit card outstanding balances	**$95.0**	$95.8	$94.4
Total credit/debit spend	**141.2**	151.9	137.4
Risk-adjusted margin	**8.0%**	8.7%	8.2%

[1] Comparisons are to the year-ago quarter unless noted.
[2] The U.S. consumer credit card portfolio includes Consumer Banking and GWIM.

2

BANK OF AMERICA

Global Wealth & Investment Management

Financial Results[1]

- Net income of $1.0 billion, up $127 million or 14%
- Revenue decreased $36 million, or 1%, as higher net interest income was more than offset by lower asset management fees driven by lower market valuations as well as a decline in transactional revenue
- Noninterest expense decreased 4%, as investments for business growth were more than offset by lower amortization of intangibles, revenue-related incentives and FDIC expense

	Three months ended		
($ in millions)	3/31/2019	12/31/2018	3/31/2018
Total revenue[2]	**$4,820**	$5,038	$4,856
Provision for credit losses	**5**	23	38
Noninterest expense	**3,426**	3,560	3,580
Pretax income	**1,389**	1,455	1,238
Income tax expense	**340**	370	316
Net income	**$1,049**	$1,085	$922

[1] Comparisons are to the year-ago quarter unless noted.
[2] Revenue, net of interest expense.

Business Highlights[1]

- Total client balances of $2.8 trillion up 4%, driven by net flows and higher end-of-period market valuations
  - Total client balance flows of $17 billion in 1Q19, including $13 billion of AUM flows
- Average loans and leases grew $5 billion, or 3%, driven by custom lending and mortgages
- Pretax margin improved to 29%
- Wealth advisors up 1% to 19,523[2]
- Strong wealth management household growth continues
  - Record net new Merrill Lynch households, up 85%
  - Private Bank net new households, up 39%

	Three months ended		
($ in billions)	3/31/2019	12/31/2018	3/31/2018
Average deposits	**$261.8**	$247.4	$243.1
Average loans and leases	**164.4**	163.5	159.1
Total client balances (EOP)	**2,837.0**	2,620.9	2,725.5
AUM flows	**13.5**	(6.2)	24.2
Pretax margin	**29%**	29%	25%
Return on average allocated capital	**29**	30	26

[1] Comparisons are to the year-ago quarter unless noted.
[2] Includes financial advisors in Consumer Banking of 2,773 and 2,538 in 1Q19 and 1Q18.

3

BANK OF AMERICA

Global Banking

Financial Results[1]

- Net income of $2.0 billion, up $39 million or 2%
- Revenue of $5.2 billion, up $160 million or 3%
  - Reflects the benefit of higher interest rates as well as loan and deposit growth and higher leasing-related revenue, partially offset by loan spread compression
- Provision increased $95 million to $111 million primarily due to a single-name utility client charge-off in 1Q19 and the absence of 1Q18 energy reserve releases
- Noninterest expense decreased 1%, primarily due to lower FDIC expense, partially offset by continued investment in the business

	Three months ended		
($ in millions)	**3/31/2019**	**12/31/2018**	**3/31/2018**
Total revenue[2,3]	**$5,155**	$5,169	$4,995
Provision for credit losses	**111**	85	16
Noninterest expense	**2,266**	2,127	2,291
Pretax income	**2,778**	2,957	2,688
Income tax expense	**750**	769	699
Net income	**$2,028**	$2,188	$1,989

[1] Comparisons are to the year-ago quarter unless noted.
[2] Global Banking and Global Markets share in certain deal economics from investment banking, loan origination activities, and sales and trading activities.
[3] Revenue, net of interest expense.

Business Highlights[1,2]

- Average deposits increased $25 billion, or 8%, to $349 billion
- Average loans and leases grew $18 billion, or 5%, to $370 billion
- Total Corporation investment banking fees of $1.3 billion (excl. self-led) declined 7%, driven by lower debt and equity underwriting fees
- Efficiency ratio improved to 44%

	Three months ended		
($ in billions)	**3/31/2019**	**12/31/2018**	**3/31/2018**
Average deposits	**$349.0**	$359.6	$324.4
Average loans and leases	**370.1**	357.4	351.7
Total Corp. IB fees (excl. self-led)[2]	**1.3**	1.3	1.4
Global Banking IB fees[2]	**0.7**	0.8	0.7
Business Lending revenue	**2.2**	2.2	2.1
Global Transaction Services revenue	**2.2**	2.1	2.0
Efficiency ratio	**44%**	41%	46%
Return on average allocated capital	**20**	21	20

[1] Comparisons are to the year-ago quarter unless noted.
[2] Global Banking and Global Markets share in certain deal economics from investment banking, loan origination activities, and sales and trading activities.

4

BANK OF AMERICA

Global Markets

Financial Results[1]

- Net income of $1.0 billion, down $364 million or 26%
- Revenue of $4.2 billion, down $631 million or 13%; excluding net DVA, revenue decreased 10%[4]
  - Reflects sales and trading revenue decline of 13% (excl. net DVA) and lower investment banking fees
- Noninterest expense decreased $168 million, or 6%, to $2.8 billion driven by lower revenue-related expenses
- Average VaR of $37 million remained low[5]

	Three months ended		
($ in millions)	3/31/2019	12/31/2018	3/31/2018
Total revenue[2,3]	**$4,181**	$3,247	$4,812
Net DVA[4]	**(90)**	52	64
Total revenue (excl. net DVA)[2,3,4]	**$4,271**	$3,195	$4,748
Provision for credit losses	**(23)**	6	(3)
Noninterest expense	**2,755**	2,553	2,923
Pretax income	**1,449**	688	1,892
Income tax expense	**413**	178	492
Net income	**$1,036**	$510	$1,400
Net income (excl. net DVA)[4]	**$1,104**	$470	$1,351

[1] Comparisons are to the year-ago quarter unless noted.
[2] Global Banking and Global Markets share in certain deal economics from investment banking, loan origination activities, and sales and trading activities.
[3] Revenue, net of interest expense.
[4] Revenue and net income, excluding net DVA, are non-GAAP financial measures. See endnote B on page 10 for more information.
[5] VaR model uses a historical simulation approach based on three years of historical data and an expected shortfall methodology equivalent to a 99% confidence level. Average VaR was $37MM, $36MM and $40MM for 1Q19, 4Q18 and 1Q18, respectively.

Business Highlights[1,2]

- Reported sales and trading revenue decreased 17% to $3.5 billion
- Excluding net DVA, sales and trading revenue decreased 13% to $3.6 billion[(B)]
  - FICC revenue of $2.4 billion decreased 8% primarily due to lower client activity across most businesses
  - Equities revenue of $1.2 billion decreased 22% from a record year-ago quarter that benefited from higher client volumes and a strong performance in derivatives on elevated market volatility

	Three months ended		
($ in billions)	3/31/2019	12/31/2018	3/31/2018
Average total assets	**$664.1**	$655.1	$678.4
Average trading-related assets	**474.3**	464.0	463.2
Average loans and leases	**70.1**	70.6	73.8
Sales and trading revenue[2]	**3.5**	2.6	4.1
Sales and trading revenue (excl. net DVA)[(B),2]	**3.6**	2.5	4.1
Global Markets IB fees[2]	**0.5**	0.5	0.6
Efficiency ratio	**66%**	79%	61%
Return on average allocated capital	**12**	6	16

[1] Comparisons are to the year-ago quarter unless noted.
[2] Global Banking and Global Markets share in certain deal economics from investment banking, loan origination activities, and sales and trading activities.

5

All Other Three months ended Financial Results1 ($ in millions) 3/31/2019 12/31/2018 3/31/2018 2 • Net loss of $48 million Total revenue $(631) $(585) $(423) Provision for credit losses (54) (124) (152) • Revenue decreased $208 million driven by lower NII Noninterest expense 418 392 500 • Benefit in provision for credit losses declined $98 million to $54 million primarily due to a slower pace Pretax loss (995) (853) (771) of portfolio improvement Income tax expense (benefit) (947) (915) (774) • Noninterest expense declined $82 million, reflecting Net income (loss) $(48) $62 $3 lower non-core mortgage costs, primarily due to 1 Comparisons are to the year-ago quarter unless noted. 2 lower volume, as well as lower FDIC expense Revenue, net of interest expense. Note: All Other consists of asset and liability management (ALM) activities, equity investments, • Income tax for both 1Q19 and 1Q18 included a $0.2 non-core mortgage loans and servicing activities, liquidating businesses and certain expenses billion tax benefit related to stock-based not otherwise allocated to a business segment. ALM activities encompass certain residential mortgages, debt securities, and interest rate and foreign currency risk management activities. compensation Substantially all of the results of ALM activities are allocated to our business segments. Equity investments include our merchant services joint venture, as well as a portfolio of equity, real estate and other alternative investments. 6

Credit Quality Three months ended Highlights1 ($ in millions) 3/31/2019 12/31/2018 3/31/2018 • Overall credit quality remained strong across both Provision for credit losses $1,013 $905 $834 the consumer and commercial portfolios Net charge-offs 991 924 911 2 • Net charge-offs increased $80 million to $991 Net charge-off ratio 0.43% 0.39% 0.40% million reflecting an increase in commercial driven by At period-end a single-name utility exposure as well as higher Nonperforming assets $5,145 $5,244 $6,694 losses in the consumer credit card portfolio due to Nonperforming assets ratio3 0.55% 0.56% 0.72% seasoning Allowance for loan and lease $9,577 $9,601 $10,260 – The net charge-off ratio remained low at 0.43% losses • The provision for credit losses increased $179 Allowance for loan and lease 1.02% 1.02% 1.11% million to $1.0 billion losses ratio4 • Nonperforming assets declined $1.5 billion to $5.1 1 Comparisons are to the year-ago quarter unless noted. 2 billion, driven by improvements in consumer Net charge-off ratio is calculated as annualized net charge-offs divided by average outstanding loans and leases during the period. 3 Nonperforming assets ratio is calculated as nonperforming loans, leases and foreclosed • Commercial reservable criticized utilized exposure properties (nonperforming assets) divided by outstanding loans, leases and foreclosed down $1.5 billion, or 12%, to $11.8 billion properties at the end of the period. 4 Allowance for loan and lease losses ratio is calculated as allowance for loan and lease losses divided by loans and leases outstanding at the end of the period. Note: Ratios do not include loans accounted for under the fair value option. 7

Leadership in high-tech, high-touch

(Figures are for 1Q19 unless otherwise specified)

High-Tech

No. 1 in mobile banking, online banking and digital sales functionality

Digital banking has won **30+ digital awards** in the last two years

Online and Mobile certified by J.D. Power as providing "**Outstanding Customer Experience**"

"**Best in Class**" in Javelin's 2018 Mobile Banking Scorecard and Online Banking Scorecard

No. 1 Overall | No. 1 Ease of Use | No. 1 in Functionality in Dynatrace's 4Q18 Online Banker Scorecard and 1Q19 Mobile Banker Scorecard

Consumer digital banking momentum

37.0MM active digital banking users

27.1MM active mobile banking users

1.5B logins to consumer banking app

27% of all Consumer sales through digital

- **51%** of all digital sales came from mobile
- **20%** of total consumer mortgage applications came from digital

58MM sent and received payments via Zelle®, representing **$16B**, up **81%** YoY

523K digital appointments

6.3MM total users have completed **39MM** interactions with Erica since launch

Innovation in Global Banking

~487K CashPro® (digital banking platform) users across our commercial, corporate and business banking businesses

- Mobile users up **92%** YoY; mobile logins up **129%** YoY
- **80K** mobile payment approvals, representing **$30B**, up **166%** YoY

Volume of Intelligent Receivables (uses AI to match payments and receivables) increased **40x** YoY and won "New Product Development" award from Aite Group

Domestic volume of Digital Disbursements (business-to-consumer payments solution that leverages the bank's investment in Zelle) grew **135%** YoY

Innovation in wealth management

Record usage of digital platforms by Merrill Lynch clients

- **60%** of Merrill Lynch clients actively using an online or mobile platform across Merrill and Bank of America
- Record growth of client usage of MyMerrill Mobile app, a **29%** increase YoY
- MyMerrill Mobile app ranked **No. 2** mobile app by J.D. Power Wealth Management Mobile App Satisfaction Study

High-Touch

4,353 financial centers

- **15** new openings in 1Q19
- **48** renovations in 1Q19

16,378 ATMs

- **999** new or replaced in 1Q19
- **100%** contactless-enabled

Expanded financial center presence in **31** new and existing markets in past 12 months

66MM Consumer and Small Business clients

19,523 Wealth advisors in Global Wealth & Investment Management and Consumer Banking

Global footprint serving middle-market, large corporate and institutional clients

55,000 relationships with companies and institutions

~35 countries

79% of the 2018 Global Fortune 500 and **94%** of the U.S. Fortune 1,000 have a relationship with us

Increased client-facing professionals to further strengthen local market coverage

8

BANK OF AMERICA

Balance Sheet, Liquidity and Capital Highlights ($ in billions except per share data, end of period, unless otherwise noted)

	Three months ended		
	3/31/2019	12/31/2018	3/31/2018
Ending Balance Sheet			
Total assets	**$2,377.2**	$2,354.5	$2,328.5
Total loans and leases	**945.6**	946.9	934.1
Total loans and leases in business segments (excluding All Other)	**900.0**	898.8	869.5
Total deposits	**1,379.3**	1,381.5	1,328.7
Average Balance Sheet			
Average total assets	**$2,361.0**	$2,334.6	$2,325.9
Average loans and leases	**944.0**	934.7	931.9
Average deposits	**1,359.9**	1,345.0	1,297.3
Funding and Liquidity			
Long-term debt	**$233.9**	$229.4	$232.3
Global Liquidity Sources, average[(D)]	**546**	544	522
Equity			
Common shareholders' equity	**$244.7**	$243.0	$241.6
Common equity ratio	**10.3%**	10.3%	10.4%
Tangible common shareholders' equity[1]	**$174.8**	$173.1	$171.3
Tangible common equity ratio[1]	**7.6%**	7.6%	7.6%
Per Share Data			
Common shares outstanding (in billions)	**9.57**	9.67	10.18
Book value per common share	**$25.57**	$25.13	$23.74
Tangible book value per common share[1]	**18.26**	17.91	16.84
Regulatory Capital[(E)]			
CET1 capital	**$169.2**	$167.3	$164.8
Standardized approach			
Risk-weighted assets	**$1,455**	$1,437	$1,452
CET1 ratio	**11.6%**	11.6%	11.4%
Advanced approaches			
Risk-weighted assets	**$1,423**	$1,409	$1,458
CET1 ratio	**11.9%**	11.9%	11.3%
Supplementary leverage			
Supplementary leverage ratio (SLR)	**6.8%**	6.8%	6.8%

[1] Represents a non-GAAP financial measure. For reconciliation, see page 17 of this press release.

9

Endnotes A We also measure net interest income on an FTE basis, which is a non-GAAP financial measure. FTE basis is a performance measure used in operating the business that management believes provides investors a more accurate picture of the interest margin for comparative purposes. We believe that this presentation allows for comparison of amounts from both taxable and tax-exempt sources, and is consistent with industry practices. Net interest income on an FTE basis was $12.5 billion, $12.7 billion and $11.9 billion for the three months ended March 31, 2019, December 31, 2018 and March 31, 2018, respectively. The FTE adjustment was $153 million, $155 million and $150 million for the three months ended March 31, 2019, December 31, 2018 and March 31, 2018, respectively. B Global Markets revenue and net income, excluding net debit valuation adjustments (DVA), and sales and trading revenue, excluding net DVA, are non- GAAP financial measures. Net DVA gains (losses) were $(90) million, $52 million and $64 million for the three months ended March 31, 2019, December 31, 2018 and March 31, 2018, respectively. FICC net DVA gains (losses) were $(79) million, $45 million and $77 million for the three months ended March 31, 2019, December 31, 2018 and March 31, 2018, respectively. Equities net DVA gains (losses) were $(11) million, $7 million and $(13) million for the three months ended March 31, 2019, December 31, 2018 and March 31, 2018, respectively. C Return on average tangible common shareholders’ equity is a non-GAAP financial measure. See page 17 of this press release for reconciliation to GAAP financial measures. D Global Liquidity Sources (GLS) include cash and high-quality, liquid, unencumbered securities, limited to U.S. government securities, U.S. agency securities, U.S. agency MBS, and a select group of non-U.S. government and supranational securities, and are readily available to meet funding requirements as they arise. They do not include Federal Reserve Discount Window or Federal Home Loan Bank borrowing capacity. Transfers of liquidity among legal entities may be subject to certain regulatory and other restrictions. E Regulatory capital ratios at March 31, 2019 are preliminary. We report regulatory capital ratios under both the Standardized and Advanced approaches. The approach that yields the lower ratio is used to assess capital adequacy, which for CET1 is the Standardized approach at March 31, 2019 and December 31, 2018 and the Advanced approaches at March 31, 2018. 10

Contact Information and Investor Conference Call Invitation Note: Chief Executive Officer Brian Moynihan and Chief Financial Officer Paul Donofrio will discuss first- quarter 2019 financial results in a conference call at 8:30 a.m. ET today. The presentation and supporting materials can be accessed on the Bank of America Investor Relations website at http://investor.bankofamerica.com. For a listen-only connection to the conference call, dial 1.877.200.4456 (U.S.) or 1.785.424.1732 (international). The conference ID is 79795. Please dial in 10 minutes prior to the start of the call. Investors Investor Call can access replays of the conference call by visiting the Investor Relations website or by calling Information 1.800.934.4850 (U.S.) or 1.402.220.1178 (international) from April 16 through April 23. Investors May Contact: Reporters May Contact: Lee McEntire, Bank of America, 1.980.388.6780 Lawrence Grayson, Bank of America, 1.704.995.5825 lawrence.grayson@bankofamerica.com Jonathan Blum, Bank of America (Fixed Income), 1.212.449.3112 Bank of America Bank of America is one of the world’s leading financial institutions, serving individual consumers, small and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 66 million consumer and small business clients with approximately 4,400 retail financial centers, including approximately 1,800 lending centers, 2,200 financial centers with a Consumer Investment Financial Solutions Advisor and 1,500 business centers; approximately 16,400 ATMs; and award- winning digital banking with more than 37 million active users, including over 27 million mobile users. Bank of America is a global leader in wealth management, corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 3 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients through operations across the United States, its territories and approximately 35 countries. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange. Forward-Looking Statements Bank of America Corporation (the “Company”) and its management may make certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “hopes,” “estimates,” “intends,” “plans,” “goals,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.” Forward-looking statements represent the Company’s current expectations, plans or forecasts of its future results, revenues, expenses, efficiency ratio, capital measures, strategy, and future business and economic conditions more generally, and other future matters. These statements are not guarantees of future results or performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict and are often beyond the Company’s control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements. 11

You should not place undue reliance on any forward-looking statement and should consider the following uncertainties and risks, as well as the risks and uncertainties more fully discussed under Item 1A. Risk Factors of the Company’s 2018 Annual Report on Form 10-K and in any of the Company’s subsequent Securities and Exchange Commission filings: the Company’s potential claims, damages, penalties, fines and reputational damage resulting from pending or future litigation, regulatory proceedings and enforcement actions, and the possibility that amounts may be in excess of the Company’s recorded liability and estimated range of possible loss for litigation, regulatory, and representations and warranties exposures; the possibility that the Company could face increased servicing, securities, fraud, indemnity, contribution or other claims from one or more counterparties, including trustees, purchasers of loans, underwriters, issuers, other parties involved in securitizations, monolines or private-label and other investors; the Company’s ability to resolve representations and warranties repurchase and related claims, including claims brought by investors or trustees seeking to avoid the statute of limitations for repurchase claims; the risks related to the discontinuation of the London InterBank Offered Rate and other reference rates, including increased expenses and litigation and the effectiveness of hedging strategies; uncertainties about the financial stability and growth rates of non-U.S. jurisdictions, the risk that those jurisdictions may face difficulties servicing their sovereign debt, and related stresses on financial markets, currencies and trade, and the Company’s exposures to such risks, including direct, indirect and operational; the impact of U.S. and global interest rates, inflation, currency exchange rates, economic conditions, trade policies, including tariffs, and potential geopolitical instability; the impact of the interest rate environment on the Company’s business, financial condition and results of operations; the possibility that future credit losses may be higher than currently expected due to changes in economic assumptions, customer behavior, adverse developments with respect to U.S. or global economic conditions and other uncertainties; the Company’s ability to achieve its expense targets and expectations regarding net interest income, net charge-offs, loan growth or other projections; adverse changes to the Company’s credit ratings from the major credit rating agencies; an inability to access capital markets or maintain deposits; estimates of the fair value and other accounting values, subject to impairment assessments, of certain of the Company’s assets and liabilities; uncertainty regarding the content, timing and impact of regulatory capital and liquidity requirements; the impact of adverse changes to total loss-absorbing capacity requirements and/or global systemically important bank surcharges; the success of our reorganization of Merrill Lynch, Pierce, Fenner & Smith Incorporated; the potential impact of actions of the Board of Governors of the Federal Reserve System on the Company’s capital plans; the effect of regulations, other guidance or additional information on the impact from the Tax Cuts and Jobs Act; the impact of implementation and compliance with U.S. and international laws, regulations and regulatory interpretations, including, but not limited to, recovery and resolution planning requirements, Federal Deposit Insurance Corporation assessments, the Volcker Rule, fiduciary standards and derivatives regulations; a failure in or breach of the Company’s operational or security systems or infrastructure, or those of third parties, including as a result of cyber-attacks; the impact on the Company’s business, financial condition and results of operations from the planned exit of the United Kingdom from the European Union; the impact of a federal government shutdown and uncertainty regarding the federal government’s debt limit; and other similar matters. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made. “Bank of America Merrill Lynch” is the marketing name for the Global Banking and Global Markets businesses of Bank of America Corporation. Lending, derivatives and other commercial banking activities are performed by banking affiliates of Bank of America Corporation, including Bank of America, N.A., member FDIC. Securities, financial advisory and other investment banking activities are performed by investment banking affiliates of Bank of America Corporation (Investment Banking Affiliates), including Merrill Lynch, Pierce, Fenner & Smith Incorporated, which are registered broker-dealers and members of FINRA and SIPC. Investment products offered by Investment Banking Affiliates: Are Not FDIC Insured * May Lose Value * Are Not Bank Guaranteed. Bank of America Corporation’s broker-dealers are not banks and are separate legal entities from their bank affiliates. The obligations of the broker- dealers are not obligations of their bank affiliates (unless explicitly stated otherwise), and these bank affiliates are not responsible for securities sold, offered or recommended by the broker-dealers. The foregoing also applies to other non-bank affiliates. For more Bank of America news, including dividend announcements and other important information, visit the Bank of America newsroom at https://newsroom.bankofamerica.com. www.bankofamerica.com 12

13

Bank of America Corporation and Subsidiaries
Selected Financial Data

(In millions, except per share data)

Summary Income Statement	First Quarter 2019	Fourth Quarter 2018	First Quarter 2018
Net interest income	$ 12,375	$ 12,504	$ 11,769
Noninterest income	10,629	10,173	11,301
Total revenue, net of interest expense	23,004	22,677	23,070
Provision for credit losses	1,013	905	834
Noninterest expense	13,224	13,074	13,842
Income before income taxes	8,767	8,698	8,394
Income tax expense	1,456	1,420	1,476
Net income	$ 7,311	$ 7,278	$ 6,918
Preferred stock dividends	442	239	428
Net income applicable to common shareholders	$ 6,869	$ 7,039	$ 6,490
Average common shares issued and outstanding	9,725.9	9,855.8	10,322.4
Average diluted common shares issued and outstanding	9,787.3	9,996.0	10,472.7
Summary Average Balance Sheet			
Total debt securities	$ 441,680	$ 440,967	$ 433,096
Total loans and leases	944,020	934,721	931,915
Total earning assets	2,011,318	1,986,734	1,979,832
Total assets	2,360,992	2,334,586	2,325,878
Total deposits	1,359,864	1,344,951	1,297,268
Common shareholders' equity	243,891	241,372	242,713
Total shareholders' equity	266,217	263,698	265,480
Performance Ratios			
Return on average assets	1.26%	1.24%	1.21%
Return on average common shareholders' equity	11.42	11.57	10.85
Return on average tangible common shareholders' equity [(1)]	16.01	16.29	15.26
Per Common Share Information			
Earnings	$ 0.71	$ 0.71	$ 0.63
Diluted earnings	0.70	0.70	0.62
Dividends paid	0.15	0.15	0.12
Book value	25.57	25.13	23.74
Tangible book value [(1)]	18.26	17.91	16.84

Summary Period-End Balance Sheet	March 31 2019	December 31 2018	March 31 2018
Total debt securities	$ 440,674	$ 441,753	$ 426,837
Total loans and leases	945,615	946,895	934,078
Total earning assets	2,011,503	2,011,474	2,002,678
Total assets	2,377,164	2,354,507	2,328,478
Total deposits	1,379,337	1,381,476	1,328,664
Common shareholders' equity	244,684	242,999	241,552
Total shareholders' equity	267,010	265,325	266,224
Common shares issued and outstanding	9,568.4	9,669.3	10,175.9

Credit Quality	First Quarter 2019	Fourth Quarter 2018	First Quarter 2018
Total net charge-offs	$ 991	$ 924	$ 911
Net charge-offs as a percentage of average loans and leases outstanding [(2)]	0.43%	0.39%	0.40%
Provision for credit losses	$ 1,013	$ 905	$ 834

	March 31 2019	December 31 2018	March 31 2018
Total nonperforming loans, leases and foreclosed properties [(3)]	$ 5,145	$ 5,244	$ 6,694
Nonperforming loans, leases and foreclosed properties as a percentage of total loans, leases and foreclosed properties [(2)]	0.55%	0.56%	0.72%
Allowance for loan and lease losses	$ 9,577	$ 9,601	$ 10,260
Allowance for loan and lease losses as a percentage of total loans and leases outstanding [(2)]	1.02%	1.02%	1.11%

For footnotes, see page 14.

Current period information is preliminary and based on company data available at the time of the presentation.

14 Bank of America Corporation and Subsidiaries Selected Financial Data (continued) (Dollars in millions) Capital Management March 31 December 31 March 31 2019 2018 2018 Regulatory capital metrics (4): Common equity tier 1 capital $ 169,243 $ 167,272 $ 164,828 Common equity tier 1 capital ratio - Standardized approach 11.6% 11.6% 11.4% Common equity tier 1 capital ratio - Advanced approaches 11.9 11.9 11.3 Tier 1 leverage ratio 8.4 8.4 8.4 Tangible equity ratio (5) 8.5 8.6 8.7 Tangible common equity ratio (5) 7.6 7.6 7.6 (1) Return on average tangible common shareholders’ equity and tangible book value per share of common stock are non-GAAP financial measures. We believe the use of ratios that utilize tangible equity provides additional useful information because they present measures of those assets that can generate income. Tangible book value per share provides additional useful information about the level of tangible assets in relation to outstanding shares of common stock. See Reconciliations to GAAP Financial Measures on page 17. (2) Ratios do not include loans accounted for under the fair value option. Charge-off ratios are annualized for the quarterly presentation. (3) Balances do not include past due consumer credit card loans, consumer loans secured by real estate where repayments are insured by the Federal Housing Administration and individually insured long-term stand-by agreements (fully insured home loans), and in general, other consumer and commercial loans not secured by real estate; purchased credit-impaired loans even though the customer may be contractually past due; and nonperforming loans held for sale or accounted for under the fair value option. (4) Regulatory capital ratios at March 31, 2019 are preliminary. Bank of America Corporation (the Corporation) reports regulatory capital ratios under both the Standardized and Advanced approaches. The approach that yields the lower ratio is used to assess capital adequacy, which for CET1 is the Standardized approach at March 31, 2019 and December 31, 2018 and the Advanced approaches at March 31, 2018. (5) Tangible equity ratio equals period-end tangible shareholders’ equity divided by period-end tangible assets. Tangible common equity ratio equals period-end tangible common shareholders’ equity divided by period-end tangible assets. Tangible shareholders’ equity and tangible assets are non-GAAP financial measures. We believe the use of ratios that utilize tangible equity provides additional useful information because they present measures of those assets that can generate income. See Reconciliations to GAAP Financial Measures on page 17. Current period information is preliminary and based on company data available at the time of the presentation.

15

Bank of America Corporation and Subsidiaries
Quarterly Results by Business Segment and All Other

(Dollars in millions)

	First Quarter 2019				
	Consumer Banking	**GWIM**	**Global Banking**	**Global Markets**	**All Other**
Total revenue, net of interest expense	**$ 9,632**	**$ 4,820**	**$ 5,155**	**$ 4,181**	**$ (631)**
Provision for credit losses	**974**	**5**	**111**	**(23)**	**(54)**
Noninterest expense	**4,359**	**3,426**	**2,266**	**2,755**	**418**
Net income (loss)	**3,246**	**1,049**	**2,028**	**1,036**	**(48)**
Return on average allocated capital [1]	**36%**	**29%**	**20%**	**12%**	**n/m**
Balance Sheet					
Average					
Total loans and leases	**$ 292,269**	**$ 164,403**	**$ 370,108**	**$ 70,080**	**$ 47,160**
Total deposits	**696,939**	**261,831**	**349,037**	**31,366**	**20,691**
Allocated capital [1]	**37,000**	**14,500**	**41,000**	**35,000**	**n/m**
Quarter end					
Total loans and leases	**$ 292,454**	**$ 164,483**	**$ 373,017**	**$ 70,052**	**$ 45,609**
Total deposits	**721,727**	**261,168**	**343,897**	**31,073**	**21,472**

	Fourth Quarter 2018				
	Consumer Banking	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense	$ 9,963	$ 5,038	$ 5,169	$ 3,247	$ (585)
Provision for credit losses	915	23	85	6	(124)
Noninterest expense	4,442	3,560	2,127	2,553	392
Net income	3,433	1,085	2,188	510	62
Return on average allocated capital [1]	37%	30%	21%	6%	n/m
Balance Sheet					
Average					
Total loans and leases	$ 289,862	$ 163,516	$ 357,410	$ 70,609	$ 53,324
Total deposits	686,826	247,427	359,642	31,077	19,979
Allocated capital [1]	37,000	14,500	41,000	35,000	n/m
Quarter end					
Total loans and leases	$ 294,335	$ 164,854	$ 365,717	$ 73,928	$ 48,061
Total deposits	696,146	268,700	360,248	37,841	18,541

	First Quarter 2018				
	Consumer Banking	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense	$ 8,980	$ 4,856	$ 4,995	$ 4,812	$ (423)
Provision for credit losses	935	38	16	(3)	(152)
Noninterest expense	4,548	3,580	2,291	2,923	500
Net income	2,604	922	1,989	1,400	3
Return on average allocated capital [1]	29%	26%	20%	16%	n/m
Balance Sheet					
Average					
Total loans and leases	$ 279,557	$ 159,095	$ 351,689	$ 73,763	$ 67,811
Total deposits	674,351	243,077	324,405	32,320	23,115
Allocated capital [1]	37,000	14,500	41,000	35,000	n/m
Quarter end					
Total loans and leases	$ 279,055	$ 159,636	$ 355,165	$ 75,638	$ 64,584
Total deposits	701,488	241,531	331,238	32,301	22,106

[1] Return on average allocated capital is calculated as net income, adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average allocated capital. Other companies may define or calculate these measures differently.

n/m = not meaningful

Certain prior period amounts have been reclassified among the segments to conform to current period presentation.

The Company reports the results of operations of its four business segments and All Other on a fully taxable-equivalent (FTE) basis.

Current period information is preliminary and based on company data available at the time of the presentation.

16 Bank of America Corporation and Subsidiaries Supplemental Financial Data (Dollars in millions) First Fourth First Quarter Quarter Quarter FTE basis data (1) 2019 2018 2018 Net interest income $ 12,528 $ 12,659 $ 11,919 Total revenue, net of interest expense 23,157 22,832 23,220 Net interest yield 2.51% 2.52% 2.42% Efficiency ratio 57.10 57.26 59.61 March 31 December 31 March 31 Other Data 2019 2018 2018 Number of financial centers - U.S. 4,353 4,341 4,452 Number of branded ATMs - U.S. 16,378 16,255 16,011 Headcount 205,292 204,489 207,953 (1) FTE basis is a non-GAAP financial measure. FTE basis is a performance measure used by management in operating the business that management believes provides investors a more accurate picture of the interest margin for comparative purposes. The Corporation believes that this presentation allows for comparison of amounts from both taxable and tax-exempt sources and is consistent with industry practices. Net interest income includes FTE adjustments of $153 million, $155 million and $150 million for the first quarter of 2019 and fourth and first quarters of 2018, respectively. Certain prior period amounts have been reclassified to conform to current period presentation. Current period information is preliminary and based on company data available at the time of the presentation.

17

Bank of America Corporation and Subsidiaries

Reconciliations to GAAP Financial Measures

(Dollars in millions, except per share information)

The Corporation evaluates its business based on the following ratios that utilize tangible equity, a non-GAAP financial measure. Tangible equity represents an adjusted shareholders' equity or common shareholders' equity amount which has been reduced by goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Return on average tangible common shareholders' equity measures the Corporation's net income applicable to common shareholders as a percentage of adjusted average common shareholders' equity. The tangible common equity ratio represents adjusted ending common shareholders' equity divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Return on average tangible shareholders' equity measures the Corporation's net income applicable to common shareholders as a percentage of adjusted average total shareholders' equity. The tangible equity ratio represents adjusted ending shareholders' equity divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Tangible book value per common share represents adjusted ending common shareholders' equity divided by ending common shares outstanding. These measures are used to evaluate the Corporation's use of equity. In addition, profitability, relationship and investment models all use return on average tangible shareholders' equity as key measures to support our overall growth goals.

See the tables below for reconciliations of these non-GAAP financial measures to financial measures defined by GAAP for the three months ended March 31, 2019, December 31, 2018 and March 31, 2018. The Corporation believes the use of these non-GAAP financial measures provides additional clarity in understanding its results of operations and trends. Other companies may define or calculate supplemental financial data differently.

	First Quarter 2019	Fourth Quarter 2018	First Quarter 2018
Reconciliation of average shareholders' equity to average tangible common shareholders' equity and average tangible shareholders' equity			
Shareholders' equity	$ 266,217	$ 263,698	$ 265,480
Goodwill	(68,951)	(68,951)	(68,951)
Intangible assets (excluding mortgage servicing rights)	(1,763)	(1,857)	(2,261)
Related deferred tax liabilities	841	874	939
Tangible shareholders' equity	$ 196,344	$ 193,764	$ 195,207
Preferred stock	(22,326)	(22,326)	(22,767)
Tangible common shareholders' equity	$ 174,018	$ 171,438	$ 172,440
Reconciliation of period-end shareholders' equity to period-end tangible common shareholders' equity and period-end tangible shareholders' equity			
Shareholders' equity	$ 267,010	$ 265,325	$ 266,224
Goodwill	(68,951)	(68,951)	(68,951)
Intangible assets (excluding mortgage servicing rights)	(1,747)	(1,774)	(2,177)
Related deferred tax liabilities	773	858	920
Tangible shareholders' equity	$ 197,085	$ 195,458	$ 196,016
Preferred stock	(22,326)	(22,326)	(24,672)
Tangible common shareholders' equity	$ 174,759	$ 173,132	$ 171,344
Reconciliation of period-end assets to period-end tangible assets			
Assets	$ 2,377,164	$ 2,354,507	$ 2,328,478
Goodwill	(68,951)	(68,951)	(68,951)
Intangible assets (excluding mortgage servicing rights)	(1,747)	(1,774)	(2,177)
Related deferred tax liabilities	773	858	920
Tangible assets	$ 2,307,239	$ 2,284,640	$ 2,258,270
Book value per share of common stock			
Common shareholders' equity	$ 244,684	$ 242,999	$ 241,552
Ending common shares issued and outstanding	9,568.4	9,669.3	10,175.9
Book value per share of common stock	$ 25.57	$ 25.13	$ 23.74
Tangible book value per share of common stock			
Tangible common shareholders' equity	$ 174,759	$ 173,132	$ 171,344
Ending common shares issued and outstanding	9,568.4	9,669.3	10,175.9
Tangible book value per share of common stock	$ 18.26	$ 17.91	$ 16.84

Certain prior period amounts have been reclassified to conform to current period presentation.

Current period information is preliminary and based on company data available at the time of the presentation.